Exhibit 99.1

New York, November 4, 2026: Flutter Entertainment plc (NYSE: FLUT) (“Flutter”), the world’s leading online sports betting and iGaming operator, today announces Q3 2026 results.

Highlights

•	CEO Dan Taylor sets priorities to drive greater value from Flutter’s scale

•	US sportsbook execution driving improved market share trajectory[1]

•	FanDuel prediction market capabilities substantially improved

•	Strong execution in International offset by year-over-year swing in sports results[2]

•	Prioritizing organic investment and deleveraging; share repurchase program paused for the foreseeable future

•	Decisive cost actions taken including UKI restructuring and Betfair Brazil closure

•	Refinancing complete, extending Revolving Credit Facility and Term Loan A maturities to 2032

•	2026 guidance updated for adverse sports results and Brazil

Q3 Overview3

In $ millions except where stated otherwise	Three months ended September 30,
	2026	2025	YoY
Average monthly players (AMPs) (‘000s’)[4]	13,669	14,133	(3)%
Revenue	3,874	3,794	+2%
Net loss	(1,148)	(789)	+46%
Adjusted EBITDA[5]	360	478	(25)%
Net cash provided by operating activities	211	209	+1%
Leverage ratio[5] (December 2025 3.7x)	4.6x

•	Group AMPs -3% (US +12%, International -8%) reflecting India closure in August 2025

•	Group revenue +2%, driven by underlying performances in US sportsbook, UKI and SEA, offset by an adverse year-over-year impact from sports results in International

•	US revenue $1,455m, +6% (sportsbook +4%, iGaming +8%) with adjusted EBITDA $3m, (-94%), following investment in our prediction market offering and Alberta launch

•

International revenue $2,419m, flat year-over-year (sportsbook -2%, iGaming +1%). Adjusted EBITDA $435m (-14%), reflecting the UK gaming tax increase, partially mitigated by cost savings in UKI and Brazil

•	Group net loss, $1,148m (Q3 2025: $789m loss) due to:

•

Recognition of non-cash impairment charges of $873m relating to Brazil, reflecting previously disclosed challenging trading conditions and the Provisional Measure banning sports betting and iGaming. $537m of the post-tax impairment charge was attributable to Flutter reflecting 56% ownership of Flutter Brazil

•	$105m increase in legal loss contingencies

•	Group adjusted EBITDA $360m (-25%) due to factors outlined above

•	Net cash provided by operating activities +1%, with the Group performance outlined above offset by a positive movement in working capital

2026 Guidance6,7

Early Q4 trading has been in line with expectations on an underlying basis, while sports results have been unfavorable in both the US and International. Full year guidance is updated to include the impact of sports results and the previously disclosed impact of the Brazil closure, partially offset by mitigating cost actions. This results in a reduction in full year Group revenue midpoint guidance of $300m to $17.61bn, and a reduction in full year adjusted EBITDA guidance of $160m to $2.495bn.

Dan Taylor, CEO, commented:

“It is a privilege to take on the role of Flutter CEO. I know this business and the industry well, and I have a clear view of our strengths, where we need to improve, and where the biggest opportunities lie.

Online betting and gaming is still a relatively young industry, with significant room to grow as markets develop and customer behavior evolves. Flutter enters its next phase from a position of strength. We have leading businesses in many of the world’s most attractive markets, great brands and scale advantages that few others can match. Our job now is to make more of those advantages.

Our Q3 performance gives me confidence that we are moving in the right direction. In the US, our sportsbook improvement plan is delivering early but tangible progress in customer engagement and performance. Our International business continues to benefit from strong underlying momentum and the impact of our cost transformation programs.

Looking ahead, our priorities are clear: build on our US leadership, capture the prediction markets opportunity, unlock more value from our International portfolio and simplify the way we operate. Delivering against those priorities will require faster execution, tough decisions and disciplined investment. I am confident our actions will make Flutter a stronger business in the long-term.”

To our shareholders,

This is one of my first opportunities as CEO to set out my initial thoughts and priorities. Having worked at Flutter and in the industry for many years, I know the strengths of our business well, and also the improvements required to deliver our next phase of growth.

Flutter is the largest online gambling business with number one positions in many of the world’s most attractive betting and gaming markets. We have fantastic brands, deep sector expertise and significant scale, but we are not getting enough from these advantages. We need to simplify how we operate and move faster, removing costs so that we can invest more behind the right opportunities with the strongest long-term returns.

Our Q3 performance shows that the actions we have already taken are the right ones. Underlying performance in the US was ahead of expectations, while in International we are building on our transformation program and delivering market share gains in our core markets. Sports results went against us in the quarter, however, which is reflected in our updated 2026 guidance.

Against that backdrop I have four immediate operational priorities: building on our US leadership position; capturing the prediction markets opportunity; driving more value from our International portfolio; and simplifying our operating model. Delivering on these priorities will require clear leadership and tough decisions, while remaining disciplined in our investments, focused on improving our cashflow conversion and deleveraging the balance sheet.

Build on our US leadership position

I strongly believe we have the best assets to capture the significant opportunity in the increasingly competitive North American market. However, we must reaffirm our US leadership position by operating at a faster pace, delivering relentless product innovation, and investing where we see the opportunity to deliver long-term value.

We took decisive action earlier in the year to improve our value proposition and increase our share of wallet, including the launch of our FanDuel Rewards program and accelerating our product roadmap. These actions are delivering encouraging returns; our sportsbook performance was ahead of expectations and we took market share.

Customers are responding well to these changes; generosity perception increased seven percentage points8, while player frequency rose 4%, and bet count grew 15%9. Sportsbook revenue increased 4%, reflecting promotional spend increasing to market levels, with strong AMP and handle growth of 9% and 13%, respectively. This good performance provides a solid base for us to build on. We must continue what we are doing well, while ensuring our customer proposition remains at competitive levels. I am confident we are making the right decisions to defend our leadership position and deliver FanDuel’s long-term success.

We continue to see a limited impact from prediction markets on the betting activity of our existing customer base, which I believe, and our consumer research affirms, reflects the superior proposition offered by sportsbooks. We are, however, beginning to see an impact on our overall media costs as prediction market operators increase marketing spend. The duration of this trend will depend in part on how the regulatory landscape develops, but at this early stage, we expect our marketing intensity10 to continue in 2027 at levels similar to this year.

Over the last four years, we have transformed FanDuel Casino from a distant third place, into the market-leader1 by delivering best-in-class content and rewards to our customers. We must ensure we maintain our laser-focus on our customer proposition, delivering market-leading content. Player engagement in Q3 was strong with AMP growth of 24%. Revenue growth moderated to 8% primarily driven by competitive dynamics, and market moderation as the US iGaming states move through the maturity curve. Looking forward, the potential for new states to regulate iGaming provides very significant upside, as evidenced by our very strong launch in Alberta in July.

Capturing the prediction markets opportunity

Prediction markets represent a significant incremental growth area. Our priority is to build a strong position now, investing with discipline and maintaining flexibility to adapt quickly as regulation develops. We believe the actions we have taken in recent months mean we are much better positioned to deliver in three core areas:

First, we must deliver a competitive product. The nationwide launch of our FanDuel One App and the transition of all sports contracts to Crypto.com, means we believe we now have a much more competitive sports offering that customers like and are increasingly engaging with. We have more work to do, and we have a clear plan to further strengthen our customer proposition.

Second, we must use the strength of the FanDuel brand to acquire customers and build a meaningful database in non-sportsbook states. Initial trading volumes are encouraging with total October volume growth almost tripling when compared with July. The customers we are acquiring look like typical sportsbook customers, demonstrating similar characteristics, but with lower costs per acquisition. We are investing at a level that we believe will position us well for the long term, balancing the need to operate at scale in targeted states, against the regulatory uncertainty in this space.

Third, we can use our leading expertise in pricing sports events, and in particular complex correlated events to drive market-making growth. We are making excellent progress, we are on track to deliver our guidance for 2026, and going forward we believe that this growth will help fund our prediction market customer acquisition spend.

Unlock more value from our International portfolio

We have built a portfolio of regional powerhouses with number one positions in many of the world’s major regulated markets. Our scale allows us to invest in better products and customer experiences, while we believe our diversified business delivers resilient growth when individual markets face regulatory or economic change. My focus is on consistent execution, sustained growth and further market share gains.

We made good strategic progress during the quarter, strengthening our market-leading positions in Italy, UKI and CEE. Successful integrations in Italy (Snai), UKI (Sky Bet) and PokerStars are unlocking meaningful revenue upside, with cost benefits expected to be in excess of our $300m target.

In Italy, Sisal delivered another very strong performance supported by a revamped casino experience and an expanded MyCombo product. Snai momentum also gathered pace with the product and generosity upgrades unlocked by the platform migration driving strong AMP growth. Our overall Italian online market share in Q3 grew by 2ppt year-over-year to 32%11 making us the clear number one.

Within UKI a strong performance across our portfolio of leading brands saw us take market share. Record customer engagement during the FIFA World Cup helped deliver good sportsbook handle growth while strong cross-sell helped drive double-digit iGaming revenue growth.

We also recently announced the significant restructuring of our UKI business. We believe this right-sizes the UKI business going forward and positions us well to take market share in the post UK tax increase environment.

While momentum in these regions was strong, our overall International revenue growth was flat year-over-year, as sports results went against us, and the impact of what has become an increasingly challenging trading environment in Brazil played through into our financial performance. Adjusted EBITDA declined by 14% primarily due to the increase in UK gaming taxes.

We are very disappointed with the Government Provisional Measure banning online sports betting and iGaming in Brazil. In response, we have acted decisively; our operations are currently closed, and we have paused all discretionary and uncommitted spend. We have also restructured our business to focus on Betnacional as our sole brand in Brazil, closing our Betfair operations. The previously disclosed challenging trading environment together with the ban and the uncertain regulatory environment, resulted in a non-cash impairment of our assets in Brazil. With the right regulation, Brazil still has the opportunity to be an attractive market for us, however, we will remain disciplined in our deployment of capital as the regulatory environment continues to evolve.

Despite the regulatory challenges we have faced over the last 12 months, I feel very confident that our International portfolio is now well set to leverage the transformations and cost efficiencies we have delivered, continue to take market share, and deliver against our target of 5-10% annual growth.

Simplifying our operating model to get more value from our scale

The next phase for Flutter will be more streamlined to maximize the benefits of scale and ensure we do non-customer facing work once. That should help us move faster, reduce costs, and improve cash generation, allowing us to invest organically in the areas that drive the highest returns while also deleveraging the balance sheet.

In addition to our existing International cost transformation and UK gaming tax mitigation programs, we expect to deliver an additional $500 million in gross operating cost and capital expenditure savings by 2029. By using AI, removing layers and duplication, and simplifying our technology infrastructure, we can make decisions faster, and direct greater investment towards our customers. In the US, these efficiencies will create more room to invest behind the next stage of growth. Internationally, we expect these benefits to support our previously projected long-term 5–10% annual revenue growth, while protecting adjusted EBITDA margins in more mature markets and funding investment in growth areas.

Final thoughts and outlook

Looking ahead, I am encouraged by the momentum we are building. My focus is on turning our progress in the US into continued delivery, and ensuring we are making the right choices to secure FanDuel’s long-term success. In International, consistent execution and further cost efficiencies should deliver continued profit growth.

Flutter has an exceptional set of assets and opportunities. Realizing their full potential will require hard choices, faster decisions and strong execution. I know confidence is earned through delivery and that is what I am focused on. I look forward to sharing more on our strategy, building on the priorities I have set out today, alongside our Q4 results in February.

Dan Taylor
Flutter CEO

In $ millions unless stated, unaudited	US				International				Group
Three months ended September 30,	2026	2025	YoY		2026	2025	YoY		2026	2025	YoY
Average monthly players (‘000s)	3,899	3,476	+12%		9,770	10,657	(8)%		13,669	14,133	(3)%
Handle	12,023	10,653	+13%		8,571	7,902	+8%		20,594	18,555	+11%
Net revenue margin	6.8%	7.4%	(60	)bps	11.2%	12.4%	(120	)bps	8.6%	9.5%	(90	)bps
Sportsbook revenue	817	783	+4%		963	982	(2)%		1,780	1,765	+1%
iGaming revenue	572	530	+8%		1,379	1,369	+1%		1,951	1,899	+3%
Other revenue	66	55	+20%		77	75	+3%		143	130	+10%

Total revenue	1,455	1,368	+6%		2,419	2,426	—%		3,874	3,794	+2%
Cost of sales	(903)	(824)	+10%		(1,281)	(1,168)	+10%
Technology, research and development expenses	(88)	(88)	—%		(124)	(109)	+14%
Sales and marketing expenses	(357)	(307)	+16%		(372)	(413)	(10)%
General and administrative expenses	(104)	(98)	+6%		(207)	(231)	(10)%

Reportable segment adjusted EBITDA	3	51	(94)%		435	505	(14)%
Net loss									(1,148)	(789)	+46%
Net loss margin									(29.6)%	(20.8)%	(880	)bps
Loss per share ($)									(4.90)	(3.91)	+25%
Adjusted (loss) earnings per share ($)[5]									(0.18)	1.64	(111)%
Unallocated corporate overhead[12]									(78)	(78)	—%

Group adjusted EBITDA									360	478	(25)%
Adjusted EBITDA margin	0.2%	3.7%	(350	)bps	18.0%	20.8%	(280	)bps	9.3%	12.6%	(330	)bps

Group

Group revenue growth in Q3 was 2%, with sportsbook revenue growth of 1%, iGaming revenue growth of 3%, and other revenue growth of 10% year-over-year. Further detail is provided in the US and International sections below.

The net loss of $1,148m for the quarter increased by $359m (Q3 2025 loss: $789m) primarily due to:

•	A non-cash impairment charge of $873m related to our operations in Brazil, see further detail below

•	A $105m increase in legal loss contingencies driven by a provision recognized in respect of a Class Action lawsuit in Australia

•	Lower segment profitability, with a $48m reduction in US adjusted EBITDA to $3m (-94%) and a $70m decrease in International adjusted EBITDA to $435m (-14%), as outlined below

•	A $45m decrease in other income, net, primarily due to a $40m year-over-year foreign exchange loss (Q3 2026 loss of $13m; Q3 2025 gain of $27m)

These factors were partly offset by benefits arising from:

•	Q3 2025 included a non-cash impairment charge of $556m relating to Junglee[13]

•	Q3 2025 transaction fees and associated costs included $205m related to the revision of US market access terms with Boyd Gaming Corporation

•

A $50m increase in income tax benefit to $95m (Q3 2025: $45m) driven by the higher year-over-year operating loss, and deferred tax benefits relating to the Brazil impairment and legal loss contingencies discussed above

$537m of the post-tax Brazil impairment is allocated to the Group, reflecting the 56% ownership of Flutter Brazil. This led to a net loss attributable to Flutter shareholders of $862m for the quarter, and a loss attributable to non-controlling interests of $286m (Q3 2025: $99m). As a result, the loss per share of $4.90 was $0.99 higher year-over-year (Q3 2025: $3.91) and the adjusted loss per share of $0.18 compared with adjusted EPS of $1.64 in Q3 2025.

Brazil non-cash impairment charge:

The previously disclosed challenging trading environment driven by Government implemented socio-economic measures, together with the Provisional Measure issued on September 25, 2026 provisionally banning sports betting and iGaming, have resulted in Brazil revenue growth being behind expectations. Looking ahead, uncertainty remains surrounding the future operating environment. As a result, the Group has recognized total non-cash impairment charges of $873m, primarily comprising $296m related to long-lived assets and $541m related to goodwill.

US

Revenue grew 6% year-over-year with sportsbook revenue growth of 4% and iGaming revenue growth of 8%. Other revenue grew 20%, primarily driven by our market-making activity in the quarter. AMPs grew 12% year-over-year to 3.9m (sportsbook AMPs +9%, iGaming AMPs +24%, other AMPs +19%).

Sportsbook revenue growth of 4% year-over-year driven by a strong handle performance with 13% year-over-year growth, well ahead of expectations. This was despite a headwind from sporting calendar changes year-over-year with one week less of NFL and CFB. This performance was driven by a strengthened customer proposition which included the expansion of our rewards program to all sportsbook customers and Betprotect+ expanded to NFL. New product features included improved social features such as bet-sharing, and greater personalization with our Re-Use+ and Bet it Again markets.

These product improvements ensured excellent retention of players reactivated and acquired during the World Cup, with an all-time high number of customers entering the football season. We delivered growth in player frequency (+4%) and bet count (+15%) which ensured that handle growth fully offset a 60bps decline in net revenue margin to 6.8%. Net revenue margin included:

•	No change in structural revenue margin at 12.9% reflecting a higher proportion of MLB, which typically has a lower parlay penetration, during the quarter

•

No change in the impact of sports results year-over-year (Q3 2026: 10bps unfavorable, Q3 2025: 10bps unfavorable). The in-quarter net revenue impact in Q3 2026 was approximately $38m unfavorable (Q3 2025: $45m unfavorable)

•

A 60bps increase in promotional spend to 6.0% of handle, in-line with expectations, and reflecting our increased return of value to customers, the impact of new state launches, and investment in the FIFA World Cup. Promotional spend is expected to remain at similar levels in Q4 and for 2027, resulting in a broadly flat net revenue margin year-over-year

In iGaming, exclusive new content including the launch of Huff ‘n Even More Puff Hard Hat, and content featuring Vegas Matt and Lady Luck helped deliver an increase in player frequency of 12%. These new products and features, together with our very successful launch in Alberta in July where we delivered 23% GGR share in the quarter, drove AMP growth of 24%. Revenue growth of 8% reflected a strong comparative period, which featured the launch of some of our most successful products, and the current year competitive dynamics and market moderation outlined in the shareholder letter.

Other revenue grew 20% driven by market-making activity. FanDuel Predicts revenue was not material during the quarter, however we made significant operational progress through our partnership with Crypto.com and the FanDuel One App delivering a step change in our product offering. New features launched since the start of the NFL season included a broader selection of sports markets, variable fees, sub-penny contracts and fractional contracts, alongside a superior promotions experience including our popular refer-a-friend mechanic.

FanDuel Predicts had 66k AMPs in Q3 representing quarter-on-quarter growth of 39%, with volume of $119m and growth quarter-on-quarter of 102%. Our rapid scaling, driven by the accelerated product roadmap, translated to 271% volume growth in October when compared with July, demonstrating that our product improvements are resonating with customers. We are increasingly well-placed to capture the prediction markets opportunity and expect investment in this area to continue in 2027 at similar or higher levels given the early momentum we are delivering.

Cost of sales increased by 190bps as a percentage of revenue, primarily driven by the impact of increased promotional spend and higher payment processing costs. We expect the impact of higher payment processing costs to be limited to Q3, with cost of sales as a percentage of revenue for 2026 expected to be approximately 58% and remain broadly at this level for 2027.

Sales and marketing expenses were 16% higher year-over-year, driven by investment in FanDuel Predicts, our launch in Alberta and investment in the FIFA World Cup in July. Technology, research and development costs were flat year-over-year with cost savings implemented in Q2 offsetting prediction market investment and increased cloud and server costs. General and administrative costs were 6% higher year-over-year, reflecting investment in regulatory affairs and prediction markets, partially offset by the benefit of cost savings implemented in Q2.

Adjusted EBITDA was $3m (Q3 2025: $51m), with a reduction in adjusted EBITDA margin of 350bps year-over-year driven by the factors detailed above.

International

($ millions except percentages)	Three months ended September 30,
	Total					Sports			iGaming
Unaudited	2026	2025	YoY	YoY CC	YoY organic[5]	YoY	YoY CC	YoY organic	YoY	YoY CC	YoY organic
UK and Ireland	889	853	+4%	+4%	+4%	(6)%	(6)%	(6)%	+12%	+12%	+12%
Southern Europe and Africa	836	743	+13%	+14%	+14%	+3%	+5%	+5%	+17%	+19%	+19%
Asia Pacific	349	363	(4)%	(10)%	(4)%	+4%	(4)%	(4)%
Central and Eastern Europe	166	151	+10%	+11%	+11%
Brazil	60	87	(31)%	(35)%	(35)%
Other regions	119	229	(48)%	(48)%	(48)%

International revenue[14]	2,419	2,426	—%	(1)%	—%	(2)%	(4)%	(4)%	+1%	+2%	+3%
International adjusted EBITDA	435	505	(14)%	(14)%	(13)%

See “Definitions and reconciliations of non-GAAP financial measures - Constant currency and organic revenue reconciliation” below for more information

International revenue growth was flat year-over-year reflecting continued strong momentum in UKI and SEA, offset by adverse sports results and a challenging trading environment in Brazil.

AMPs were 8% lower year-over-year with strong growth in SEA (+21%) and UKI (+12%) offset by a 12 percentage-point impact from the India market exit in August 2025.

Sportsbook revenue declined 2% (-4% CC15) year-over-year, with handle growth of 8% (+6% CC), offset by adverse sports results, most notably in UKI and SEA. Sportsbook net revenue margin decreased by 120bps to 11.2% and included:

•	A 20bps increase in structural revenue margin to 16.5%, with a favorable sports mix and bet mix in UKI and SEA, partially offset by an adverse sports mix in APAC

•

Adverse sports results impact year-over-year of 130bps (Q3 2026: 150bps unfavorable, Q3 2025: 20bps unfavorable), driven by customer friendly results during the start of the soccer season in UKI and SEA. At a revenue level, this translated to an in-quarter impact in Q3 2026 of approximately $131m

•	A 10 bps increase in promotional spend to 3.8% driven by FIFA World Cup investment

iGaming revenue was 1% higher year-over-year, reflecting the India market exit. Organic iGaming revenue grew 3%, with double-digit growth in SEA and UKI offset by a decline in Brazil.

International regional year-over-year revenue performance during Q3 was as follows:

•

UKI revenue increased 4%. iGaming revenue grew 12% driven by a 20% increase in AMPs reflecting a highly effective cross-sell strategy during the World Cup, together with new product releases including The Big Drop jackpot. Sportsbook revenue declined 6%, with strong engagement following the FIFA World Cup and the start of the new soccer season delivering a 5% increase in handle, offset by an adverse swing in sports results of 210bps.

•

SEA revenue increased 13%, reflecting iGaming growth of 17%, driven by strong operational execution in Italy, an expanded product offering in Türkiye and a 7-percentage point growth benefit from PokerStars’ customer migrations. Strong FIFA World Cup momentum and further product enhancements including expanding the number of MyCombo markets during the start of the new soccer season, delivered handle growth of 14%. This was offset by an adverse swing in sports results of 160bps, resulting in sportsbook revenue growth of 3%.

•

APAC revenue declined 4% (-10% CC), reflecting the closure of the real money gaming market in India. APAC organic revenue (Sportsbet) declined 4%, with good levels of engagement during the FIFA World Cup and closing rounds of the AFL driving handle growth of 5%, offset by an adverse swing in sports results of 60bps and an adverse sports mix.

•

CEE revenue grew 10%. iGaming growth of 9% reflects our continued outperformance resulting in market share gains in Georgia, Serbia and Armenia. Sportsbook revenue grew 14% reflecting strong engagement during the FIFA World Cup. We also completed the next phase of migrations onto our shared CEE technology platform, marking further progress towards unlocking a more agile operating model.

•

Brazil revenue declined 31% (-35% CC), impacted by the socio-economic measures implemented earlier this year and an adverse swing in sports results, offsetting the benefit of product enhancements across sportsbook and iGaming made in the quarter. We closed our operations on September 26, 2026 in accordance with the implementation of the Provisional Measure banning online betting and gaming. We are monitoring the regulatory environment closely and are ready to resume our operations once we have clarity on the future regulatory framework.

•

Other regions revenue was 48% lower, primarily due to a 21 percentage point growth impact from the transfer of PokerStars’ Southern European and North American customers to the SEA region and US, respectively, in addition to an overall reduction in activity on the PokerStars global platform.

Adjusted EBITDA decreased by 14% year-over-year to $435m as a result of the revenue performance detailed above and a 280bps reduction in adjusted EBITDA margin to 18.0%. The reduction in margin was primarily driven by the increase in UK remote gaming duty from 21% to 40%, partially offset by the UK tax mitigation savings, and cost actions in Brazil.

Cost of sales as a percentage of revenue increased by 490bps to 53%, driven by the increase in UK remote gaming duty.

Sales and marketing expenses decreased by 10% year-over-year reflecting lower spend in Brazil in response to the challenging trading environment. As a percentage of revenue, sales and marketing decreased by 160bps to 15.4%.

Technology, research and development costs were 14% higher year-over-year driven by platform support costs relating to the PokerStars transformation program and AI software development. General and administrative costs were 10% lower reflecting savings from the UKI and PokerStars transformation programs and the India exit.

Unallocated corporate overhead was flat year-over-year (-2% CC).

Cashflow and capital structure

In $ millions except where stated otherwise	Three months ended September 30,
	2026	2025	YoY
Net cash provided by operating activities	211	209	+1%
Free cash flow[5]	35	25	+40%
Free cash flow including financing capex and excluding player funds[5]	(91)	(117)	(22)%
Leverage ratio[5] (December 2025 3.7x)	4.6x

The Group’s net cash provided by operating activities increased by $2m, or 1% higher year-over-year, with the Group performance outlined above offset by a positive movement in working capital. Free cash flow including financing capex and excluding player funds improved by 22% year-over-year as a result of the movements outlined above after removing the year-over-year movement in player funds.

Available cash decreased $120m year-over-year, closing at approximately $1.7bn. The change in total debt from $12,266m at December 31, 2025, to $12,313m at September 30, 2026 reflects drawings of our revolving credit facility. Net debt was $10,656m at the end of Q3, with a leverage ratio of 4.6x (3.7x at December 31, 2025).

We announced today that we have successfully completed the refinancing of our existing Revolving Credit Facility and Term Loan A facilities, increasing the overall facility size by approximately $240m and extending the maturity date from November 2028 to May 2032. The transaction further strengthens our debt maturity profile and provides us with further financial flexibility.

We are committed to returning within our target leverage range of 2.0 - 2.5x over the medium-term consistent with our stated policy. Our immediate capital allocation priorities are to deleverage the balance sheet, while still investing in those organic growth opportunities which will deliver attractive, long-term returns. While we focus on the delivery of these capital allocation priorities, we have paused the existing share repurchase program for the foreseeable future.

2026 Guidance

Early Q4 trading has been in line with expectations on an underlying basis, with unfavorable sports results in both the US and International. Our updated outlook for 2026 now includes the following:

Group: Revenue of $17.61bn (+7% year-over-year) and adjusted EBITDA of $2.495bn, (-12% year-over-year) at the midpoint.

US: The impact of unfavorable sports results in Q3 and Q4 to date16. This results in reductions to revenue and adjusted EBITDA of $60m and $45m, respectively. At the midpoint, US revenue is now $7.34bn (+5% year-over-year) with adjusted EBITDA of $715m (-22% year-over-year). Guidance also reflects an improved outlook for sportsbook performance, and a reduced outlook for iGaming in light of recent trends.

International: The impact of unfavorable sports results in Q3 and Q4 to date16 (-$170m revenue and -$115m adjusted EBITDA), and the previously disclosed impact of the Brazil closure (-$70m revenue and -$20m adjusted EBITDA), which has been offset at an EBITDA level by mitigating cost actions (+$20m adjusted EBITDA).

This results in reductions to revenue and adjusted EBITDA of $240m and $115m respectively. At the midpoint, International revenue is now $10.27bn (+9% year-over-year) with adjusted EBITDA of $2.09bn (-5% year-over-year).

Transaction, restructuring and integration costs17 now approximately $620m, reflecting an increase of $120m since expectations at Q2 2026 primarily due to the increase in legal loss contingencies.

All other guidance items remained unchanged from our last guidance update at Q2:

	Updated 2026 guidance			Previous guidance		Change
	Low	Midpoint	High	Midpoint		Midpoint
Group revenue	$17.335bn	$17.61bn	$17.885bn	$17.91bn		$(300	)m
Group adjusted EBITDA	$2.345bn	$2.495bn	$2.645bn	$2.655bn		$(160	)m
US total revenue	$7.165bn	$7.34bn	$7.515bn	$7.4bn		$(60	)m
US total adjusted EBITDA	$0.615bn	$0.715bn	$0.815bn	$0.76bn		$(45	)m
International revenue	$10.17bn	$10.27bn	$10.37bn	$10.51bn		$(240	)m
International adjusted EBITDA	$2.04bn	$2.09bn	$2.14bn	$2.205bn		$(115	)m
Unallocated corporate overhead	Approximately $(310)m			$(310	)m	—
Interest expense, net	Approximately $(640)m			$(640	)m	—
Depreciation and amortization excl. acquired intangibles	Approximately $(730)m			$(730	)m	—
Capital expenditure[18]	Approximately $(815)m			$(815	)m	—
Transaction, restructuring and integration costs	Approximately $(620)m			$(500	)m	$(120	)m
Share repurchases	Approximately $(250)m (complete)			$(250	)m	—

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at stated foreign exchange rates7 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Conference call:

Flutter management will host a conference call today at 8:30 a.m. EST (1:30 p.m. GMT) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 481 500 392. Please dial in 10 minutes before the conference call begins.

+1 833 461 5787 (North America)

+44 117 389 0104 (United Kingdom)

+353 1800 851 901 (Ireland)

+61 1800 849 752 (Australia)

+1 585 542 9983 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements related to our cost efficiency program and restructuring plans, our plans to improve execution and unlock greater value, our planned deleveraging, our expectations regarding market share, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy (including our plans and expectations related to new product offerings and enhancements). In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” ”expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “goal,” “target,” “aspire,” “will likely result,” and/or the negative version of these words or other comparable words of a future or forward looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Adverse changes to the regulation (including taxation) of online betting, iGaming and adjacent industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to accurately determine the odds in relation to any particular event exposes us to trading, liability management and pricing risk; Variability in win rates, jackpot payouts and the scheduling of major sporting events; Flutter’s ability to successfully develop new products, expand offerings and invest in products and technology; Flutter’s ability to successfully acquire and integrate new businesses; The effectiveness of Flutter’s restructuring and cost transformation programs (including expected costs savings); Flutter’s ability to maintain relationships with third-parties; Public sentiment towards online betting and iGaming generally; The potential impact of general economic conditions, including recessions, economic slowdowns, inflation, rising energy prices, tariffs and/or trade disputes, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities; The failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; The uncertain and evolving legal and regulatory treatment of prediction markets and its impact on Flutter’s prediction markets strategy, products and market-making activities; Flutter’s ability to adequately plan for succession and effectively manage leadership transitions, including changes in its executive management; Flutter’s level of indebtedness, including its ability to refinance or incur additional debt, and the impact of related covenants and market conditions on its strategy and financial flexibility; The impact of adverse outcomes in litigation or tax disputes; The ability to adequately protect Flutter’s intellectual property rights; The impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to prevent and remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2026, filed with the SEC on November 4, 2026 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Adjarabet and Betnacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025, up 17% YoY, and $3,874m of revenue globally for the quarter ended September 30, 2026.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Sophie Nottage, Investor Relations	Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1

US market position, online gross gaming revenue (GGR) and handle market share is based on published gaming regulator reports in those states where FanDuel is live. FanDuel sportsbook GGR and handle market share for the three months to September 30, 2026 was 36% and 33%, respectively. FanDuel iGaming GGR market share for the three months to September 30, 2026 was 27%. Reference to improved sportsbook trajectory is based on the month-on-month improvement in GGR and handle market share in August and September 2026.

2	Impact of US sports results (excluding market-making):

•	Q3 total sports results: revenue $38m unfavorable, $27m adjusted EBITDA unfavorable

•

Q2 total sports results: revenue $21m unfavorable, $11m adjusted EBITDA unfavorable. Note that favorable impact disclosed in gross gaming revenue translated to an unfavorable net revenue impact due to the timing of sports results related generosity changes

•	Q1 total sports results: revenue $33m unfavorable, $22m adjusted EBITDA unfavorable

Impact of International sports results:

•	Q3 total sports results: revenue $131m unfavorable, $86m adjusted EBITDA unfavorable

•	Q2 total sports results: revenue $37m favorable, $23m adjusted EBITDA favorable

•	Q1 total sports results: revenue $100m unfavorable, $77m adjusted EBITDA unfavorable

3	All growth rates are year-over-year unless otherwise specified

4

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have had a bet settled and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

5

Organic revenue, Group adjusted EBITDA, organic adjusted EBITDA, Group adjusted EBITDA margin, free cash flow, free cash flow including financing capex and excluding player funds, net debt, leverage ratio, constant currency, adjusted net income attributable to Flutter shareholders, adjusted depreciation and amortization and adjusted EPS are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this announcement for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

6

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared that have not yet occurred, are out of our control, or cannot be reasonably predicted.

7	Foreign exchange rates used for guidance issued are USD:GBP of 0.748, USD:EUR of 0.896 and USD:AUD of 1.422 at October 30.

8	Based on a survey of active FanDuel customers for NFL weeks 3-6 in 2026 vs the equivalent period in 2025.

9	Bet count refers to the number of distinct bets settled by customers in the period.

10

Total sales and marketing expenses as a percentage of total revenue. This is expected to be approximately 21% in 2026 including the marketing element of a prediction market adjusted EBITDA loss for 2026 of approximately $200m.

11	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.

12	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.

13

Flutter has ceased all real-money gaming operations in India following the enactment of the Promotion and Regulation of Online Gaming Act, 2025, which required Junglee and all other operators to immediately stop real-money gaming services.

14	Total International revenue by region and year-over-year movements includes Other revenue in addition to Sports and iGaming revenue separately identified.

15	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q3 2025 at Q3 2026 exchange rates. See reconciliation below.

16	Guidance reflects the impact of sports results up to October 29, 2026.

17

Transaction, Restructuring and Integration costs primarily include (i) restructuring and integration costs associated with our PokerStars transformation program, (ii) costs associated with migration to a new enterprise resource planning system.

18	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes organic revenue, organic adjusted EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Flutter shareholders, adjusted Earnings Per Share (“adjusted EPS”), leverage ratio, net debt, free cash flow, free cash flow including financing capex and excluding player funds, adjusted depreciation and amortization and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. These non-GAAP measures are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant currency basis in order to facilitate period to period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, adjusted EBITDA and segment adjusted EBITDA by translating prior-period revenue, adjusted EBITDA and segment adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Organic revenue is a non-GAAP measure presented on a segmental, regional and revenue stream basis in constant currency terms. It excludes: (i) acquisitions (calculated by excluding the impact of material acquisitions that are not consolidated in both current and comparative periods) and (ii) market exits resulting from significant regulatory changes.

Organic adjusted EBITDA is a non-GAAP measure presented on a segmental basis in constant currency terms, applying the same adjustments as organic revenue to adjusted EBITDA.

Organic revenue and adjusted EBITDA growth rates are also presented to show period-over-period movement. We believe the disclosure of organic revenue, organic adjusted EBITDA, and their growth rates are helpful to investors because they facilitate period-to-period comparisons by increasing transparency of our underlying performance.

The International segment has experienced a number of changes that impact period-to-period comparability. The following adjustments have been made in arriving at organic revenue and/organic adjusted EBITDA:

•	Junglee contributions are excluded from the comparative period following the closure of real money gaming in India in August 2025; and

•	Foreign currency fluctuations.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other (expense) income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; legal (settlements) loss contingencies; gaming tax disputes; impairment of property and equipment, intangible assets, right-of-use assets and goodwill and share based compensation expense.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted net income is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; legal (settlements) loss contingencies; gaming tax disputes; amortization of acquired intangibles; accelerated amortization; loss (gain) on settlement of long-term debt; impairment of property and equipment; intangible assets; right-of-use assets and goodwill; financing related fees not eligible for capitalization; gain from disposal of businesses; fair value (gain) loss on derivative instruments; fair value (gain) loss on contingent consideration; fair value (gain) loss on Fox Option Liability and fair value (gain) loss on investment and share-based compensation.

Adjusted net income (loss) attributable to non-controlling interests and redeemable non-controlling interests is defined as net income (loss) attributable to non-controlling interests and redeemable non-controlling interests adjusted for impairment of property and equipment, intangible assets, right-of-use assets, goodwill and working capital in relation to Brazil.

Adjusted net income attributable to Flutter shareholders is defined as adjusted net income, adjusted for adjusted net income (loss) attributable to non-controlling interests and redeemable non-controlling interests, and adjustment of redeemable non-controlling interest to redemption value.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Flutter shareholders and adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect share-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure.

Leverage ratio is defined as net debt divided by last twelve months adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free cash flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. Free cash flow including financing capex and excluding player funds is defined as free cash flow less purchases of intangible assets with extended payment terms recognized within cashflows from financing activities, and excluding movements in player deposits - investments and player deposit liabilities. We believe this measure provides additional insight into our ability to generate cash from core operations by including all intangible asset purchases by the Group and by eliminating cash flow movements from player deposit movements, which are not indicative of underlying business performance. These non-GAAP measures may be useful to investors and other users of our financial statements as supplemental measures of our cash performance, but should not be considered in isolation as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow and free cash flow including financing capex and excluding player funds do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs. Our calculation of free cash flow and free cash flow including financing capex and excluding player funds may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of September 30, 2026	As of December 31, 2025
Current assets:
Cash and cash equivalents	1,708	1,828
Cash and cash equivalents – restricted	95	72
Player deposits – cash and cash equivalents	2,117	1,932
Player deposits – investments	—	23
Accounts receivable, net	129	190
Prepaid expenses and other current assets	899	751

Total current assets	4,948	4,796
Investments	15	7
Property and equipment, net	544	630
Operating lease right-of-use assets	498	550
Intangible assets, net	5,952	7,019
Goodwill	15,046	15,825
Deferred tax assets	281	309
Other non-current assets	150	144

Total assets	27,434	29,280
Liabilities, redeemable non-controlling interests and shareholders’ equity Current liabilities:
Accounts payable	364	386
Player deposit liability	1,987	1,859
Operating lease liabilities	142	130
Long-term debt due within one year	170	109
Other current liabilities	2,752	2,559

Total current liabilities	5,415	5,043
Operating lease liabilities – non-current	417	476
Long-term debt	12,143	12,157
Deferred tax liabilities	819	1,105
Other non-current liabilities	372	801

Total liabilities	19,166	19,582
Commitments and contingencies
Redeemable non-controlling interests	112	424
Shareholders’ equity
Ordinary shares (Authorized 300,000,000 shares of €0.09 (September 30, 2026: $0.10; December 31, 2025: $0.11) par value each; issued September 30, 2026: 173,820,519 shares; December 31, 2025: 175,224,066 shares)	36	36
Additional paid-in capital	2,188	1,989
Accumulated other comprehensive loss	(1,242)	(1,111)
Retained earnings	6,940	8,124

Total Flutter Shareholders’ Equity	7,922	9,038
Non-controlling interests	234	236

Total shareholders’ equity	8,156	9,274

Total liabilities, redeemable non-controlling interests and shareholders’ equity	27,434	29,280

Condensed Consolidated Statements of Comprehensive Income

($ in millions except share and per share amounts)	Three months ended September 30,
	2026	2025
Revenue	3,874	3,794
Cost of sales	(2,356)	(2,168)

Gross profit	1,518	1,626
Technology, research and development expenses	(350)	(275)
Sales and marketing expenses	(1,168)	(966)
General and administrative expenses	(650)	(702)
Goodwill impairment	(541)	(517)

Operating loss	(1,191)	(834)
Other income, net	107	152
Interest expense, net	(159)	(152)
Loss before income taxes	(1,243)	(834)
Income tax benefit	95	45
Net loss	(1,148)	(789)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(286)	(29)
Adjustment of redeemable non-controlling interest to redemption value	—	(70)
Net loss attributable to Flutter shareholders	(862)	(690)
Loss per share
Basic	(4.90)	(3.91)
Diluted	(4.90)	(3.91)
Other comprehensive loss, net of tax:
Effective portion of changes in fair value of cash flow hedges	4	12
Fair value of cash flow hedges transferred to the income statement	(2)	(13)
Changes in excluded components of fair value hedge	1	5
Foreign exchange loss on net investment hedges	30	(66)
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	(28)	(82)
Other comprehensive loss	5	(144)
Other comprehensive income attributable to Flutter shareholders	6	(181)
Other comprehensive (loss) income attributable to non-controlling interest and redeemable non-controlling interest	(1)	37
Total comprehensive loss	(1,143)	(933)

Condensed Consolidated Statements of Cash Flows1

	Three months ended September 30,
($ in millions)	2026	2025
Cash flows from operating activities
Net loss	(1,148)	(789)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	405	419
Impairment loss	873	559
Change in fair value of derivatives	4	(11)
Non-cash interest expense, net	65	73
Non-cash operating lease expense	37	35
Unrealized foreign currency exchange loss (gain), net	13	(27)
Loss on disposals	(3)	1
Share-based compensation – equity classified	61	60
Share-based compensation – liability classified	(2)	11
Other income, net	(121)	(126)
Deferred tax benefit	(149)	11
Loss on extinguishment	—	9
Change in operating assets and liabilities:
Player deposits - investments	5	4
Accounts receivable	—	3
Prepaid expenses and other current assets	(40)	(86)
Accounts payable	33	53
Other liabilities	110	(96)
Player deposit liability	107	138
Operating leases liabilities	(39)	(32)

Net cash provided by operating activities	211	209
Cash flows from investing activities:
Purchases of property and equipment	(20)	(13)
Purchases of intangible assets	(14)	(63)
Capitalized software	(142)	(108)
Cash settlement of derivatives designated in net investment hedge	4	14
Investment in equity securities	(10)	—

Net cash used in investing activities	(182)	(170)
Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	—	1
Proceeds from issuance of long-term debt (net of transactions costs)	765	4,080
Transaction costs with third parties from issuance of long-term debt	—	(20)
Repayment of long-term debt	(476)	(1,914)
Acquisition of redeemable non-controlling interests	—	(1,620)
Distributions to non-controlling interests	(12)	(11)
Purchases of intangible assets with extended payment terms	(14)	—

Repurchase of ordinary shares and taxes withheld and paid on employee share awards	—	(261)
Proceeds from issuance of equity to non-controlling interest	7	—

Net cash provided by financing activities	270	255

Net increase in cash, cash equivalents and restricted cash	299	294
Cash, cash equivalents and restricted cash – Beginning of the period	3,621	3,515
Foreign currency exchange gain (loss) on cash and cash equivalents	—	(75)

Cash, cash equivalents and restricted cash – End of the period	3,920	3,734
Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,708	1,727
Cash and cash equivalents - restricted	95	68
Player deposits - cash & cash equivalents	2,117	1,939

Cash, cash equivalents and restricted cash – End of the period	3,920	3,734

Supplemental disclosures of cash flow information:
Interest paid	101	104
Income tax paid (net of refunds)	134	74
Operating cash flows from operating leases	48	42
Non-cash investing and financing activities:
Purchase of long lived assets with accrued expense - investing[2]	46	84
Purchase of long lived assets with accrued expense - financing[2]	28	—
Right of use assets obtained in exchange for new operating lease liabilities	17	4
Adjustments to lease balances as a result of remeasurement	7	14
Non-cash issuance of common stock upon exercise of options[2]	12	29
Non-cash transaction costs on issuance of long-term debt	—	8
Asset retirement obligation	—	10

1.

The Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2026 is derived by subtracting the cash flows from the six months ended June 30, 2026 from the cash flows for the nine months ended September 30, 2026. As such it does not reflect the settlement of pre-existing relationships for which Flutter has recognized an asset.

2.	Figures represent the closing position at the end of the reporting period and not the movement during the period.

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2026	2025
Net loss	(1,148)	(789)
Add back:
Income tax benefit	(95)	(45)
Other income, net	(107)	(152)
Interest expense, net	159	152
Depreciation and amortization	405	419
Share-based compensation expense	59	71
Transaction fees and associated costs [1]	1	204
Restructuring and integration costs [2]	108	59
Legal loss contingencies [3]	105	—
Impairment [4]	873	559

Group Adjusted EBITDA	360	478

Group Revenue	3,874	3,794
Group Adjusted EBITDA Margin	9.3%	12.6%

1.	During the three months ended September 30, 2025 transaction costs of $204 million primarily relate to the Boyd market access payment
2.

Costs primarily relate to various restructuring, acquisition integration and other strategic initiatives to drive synergies. The programs are expected to run until 2029. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

3.

During the three months ended September 30, 2026, $105 million relates to a provision recognized to facilitate a potential resolution of the Fast Code Class Action, partially offset by an adjustment in connection with the Indian GST matter.

4.

During the three months ended September 30, 2026, the Group recognized impairment charges of $873 million related to Brazil within the International segment, due to the previously disclosed challenging trading environment driven by Government implemented socio-economic measures together with the Measure announced on September 25, 2026 banning fixed-odds sports betting and online gaming. Out of the total impairment charge of $873 million, $296 million is related to long-lived assets and $541 million is related to goodwill. The long-lived asset impairment charges primarily included $122 million related to the trademark, $108 million related to customer relationships, $31 million related to technology, and $22 million related to capitalized development costs. The impairment charges related to trademark and customer relationships were recognized in sales and marketing expenses; technology and capitalized development costs in technology, research and development expenses; license cost in cost of sales. The impairment charges related to property, plant and equipment and right-of-use assets were recognized in general and administrative expenses.

During the three months ended September 30, 2025, the Group recognized impairment charges of $559 million mainly related to Junglee. The Promotion and Regulation of Online Gaming Act, 2025 (the “Act”), which was passed by the Indian Parliament and received Presidential assent on August 22, 2025, banned all forms of online real money gaming in India. As a result of the Act, from August 22, 2025, Junglee Games Inc (“Junglee,” “Junglee Games”) ceased offering all real-money games in India. The Junglee impairment charge is $556 million before income taxes. The assets impaired substantially consists of goodwill of $517 million, acquired and developed intangibles of $32 million and other long-lived assets of $7 million. The $517 million of goodwill impaired is not deductible for tax purposes, and therefore there is no income tax benefit. Income tax impacts arising for acquired and developed intangibles and other long-lived assets are not material.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income (loss), the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2026	2025
Net loss	(1,148)	(789)
Add (Less):
Transaction fees and associated costs	1	204
Restructuring and integration costs	108	59
Impairment	873	559
Legal loss contingencies	105	—
Amortization of acquired intangibles	222	235
Share-based compensation	59	71
Loss on settlement of long-term debt	—	9
Financing related fees not eligible for capitalization	—	2
Fair value (gain) loss on derivative instruments	4	(11)
Fair value (gain) loss on Fox Option Liability	(122)	(126)
Fair value (gain) loss on Investment	1	—
Tax impact of above adjustments[1]	(148)	(26)

Adjusted net (loss) income	(45)	187
Less:
Adjusted net (loss) income attributable to non-controlling interests and redeemable non-controlling interests[2]	(13)	(29)
Adjustment of redeemable non-controlling interest[3]	0	(70)

Adjusted net (loss) income attributable to Flutter shareholders	(32)	286

Weighted average number of shares	176	176

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.

Represents net income (loss) attributed to the non-controlling interest in Sisal and CME, and the net income (loss) attributed to the redeemable non-controlling interest in MaxBet, Junglee and Betnacional, as adjusted for impairment of property and equipment, intangible assets, right-of-use assets, goodwill and working capital in relation to Brazil.

3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in MaxBet and Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

	Three months ended September 30,
($ in millions)	2026	2025
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(286)	(29)
Impairment in relation to Brazil attributable to redeemable non-controlling interests	273	0

Adjusted net loss attributable to non-controlling interests and redeemable non-controlling interests	(13)	(29)

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended September 30,
	$2026	2025
Loss per share to Flutter shareholders	(4.90)	(3.91)
Add (Less):
Transaction fees and associated costs	0.01	1.16
Restructuring and integration costs	0.61	0.34
Impairment	3.22	3.18
Legal loss contingencies	0.60	—
Amortization of acquired intangibles	1.26	1.34
Share-based compensation	0.34	0.40
Loss on settlement of long-term debt	—	0.05
Financing related fees not eligible for capitalization	—	0.01
Fair value (gain) loss on derivative instruments	0.02	(0.06)
Fair value (gain) loss on Fox Option Liability	(0.70)	(0.72)
Fair value (gain) loss on Investment	0.01	—
Tax impact of above adjustments	(0.65)	(0.15)

Adjusted (loss) earnings per share	(0.18)	1.64

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of September 30, 2026	As of December 31, 2025
Long-term debt	12,143	12,157
Long-term debt due within one year	170	109

Total Debt	12,313	12,266
Add:
Transactions costs, premiums or discount included in the carrying value of debt	77	93
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	(26)	60
Cash and cash equivalents	(1,708)	(1,828)

Net Debt	10,656	10,591

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free cash flow including financing capex and excluding player funds

See below a reconciliation of free cash flow and free cash flow including financing capex and excluding player funds to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2026	2025
Net cash provided by operating activities	211	209
Less cash impact of:
Purchases of property and equipment	(20)	(13)
Purchases of intangible assets	(14)	(63)
Capitalized software	(142)	(108)

Free cash flow	35	25
Less: Purchases of intangible assets with extended payment terms	(14)	0
Less movements in:
Player deposits - investments	(5)	(4)
Player deposit liability	(107)	(138)

Free cash flow including financing capex and excluding player funds	(91)	(117)

Constant currency and organic reconciliation

See below a reconciliation of constant currency and organic revenue and adjusted EBITDA to nominal currency revenue and segment adjusted EBITDA, the most comparable GAAP measure.

Q3 2026	Reported	FX impact[1]	Constant currency	India exit[2]	Organic
US revenue	1,455		1,455
UKI sportsbook revenue	309		309		309
UKI iGaming revenue	540		540		540
UKI revenue	889		889		889
SEA sportsbook revenue	252		252		252
SEA iGaming revenue	573		573		573
SEA revenue	836		836		836
APAC sportsbook revenue	348		348		348
APAC revenue	349		349		349
CEE revenue	166		166		166
Brazil revenue	60		60		60
Other regions revenue	119		119		119
International sportsbook revenue	963		963		963
International iGaming revenue	1,379		1,379		1,379
International revenue	2,419		2,419		2,419

Group revenue	3,874		3,874
US adjusted EBITDA	3		3
International adjusted EBITDA	435		435		435
Unallocated corporate overhead	(78)		(78)

Group adjusted EBITDA[4]	360		360

Q3 2025	Reported	FX impact[1]	Constant currency	India exit[2]	Organic
US revenue	1,368	(2)	1,366
UKI sportsbook revenue	330	—	330		330
UKI iGaming revenue	484	(1)	483		483
UKI revenue	853	(2)	851		851
SEA sportsbook revenue	244	(4)	240		240
SEA iGaming revenue	488	(7)	481		481
SEA revenue	743	(11)	732		732
APAC sportsbook revenue	336	26	362		362
APAC revenue	363	24	387	(24)	363
CEE revenue	151	(1)	150		150
Brazil revenue	87	5	92		92
Other regions revenue	229	(2)	227		227
International sportsbook revenue	982	24	1,006		1,006
International iGaming revenue	1,369	(12)	1,357	(24)	1,333
International revenue	2,426	13	2,439	(24)	2,415

Group revenue	3,794	11	3,805
US adjusted EBITDA	51	—	51
International adjusted EBITDA	505	1	506	(5)	501
Unallocated corporate overhead	(78)	(3)	(81)

Group adjusted EBITDA	478	(2)	476

1.

Representing adjustments to identify the year-over-year movement driven by changes to foreign currency exchange rates, calculated by translating prior period amounts using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period. The resulting figures are referred to as constant currency comparatives. The subsequent amounts adjusted for acquisitions and the India market exit are likewise shown on a constant currency basis.

2.

Representing adjustments to exclude the impacts resulting from the enactment of the Promotion and Regulation of Online Gaming Act 2025, which required Junglee and all other operators to immediately stop real-money gaming services. As such, any revenue or adjusted EBITDA generated between July 1, 2025, and August 31, 2025 has been excluded from organic figures to facilitate meaningful analysis and comparison of our underlying growth year-over-year.

3.	Group adjusted EBITDA has been reconciled to net income above, the most directly comparable financial measures calculated in accordance with GAAP.

This results in the following year-over-year growth rates:

Q3 2026	YoY reported	FX impact	YoY CC	Organic adjustments	YoY organic
US revenue	+6%	(1)%	+7%
UKI sportsbook revenue	(6)%	— %	(6)%	— %	(6)%
UKI iGaming revenue	+12%	— %	+12%	— %	+12%
UKI revenue	+4%	— %	+4%	— %	+4%
SEA sportsbook revenue	+3%	(2)%	+5%	— %	+5%
SEA iGaming revenue	+17%	(2)%	+19%	— %	+19%
SEA revenue	+13%	(1)%	+14%	— %	+14%
APAC sportsbook revenue	+4%	+8%	(4)%	— %	(4)%
APAC revenue	(4)%	+6%	(10)%	(6)%	(4)%
CEE revenue	+10%	(1)%	+11%	— %	+11%
Brazil revenue	(31)%	+4%	(35)%	— %	(35)%
Other regions revenue	(48)%	— %	(48)%	— %	(48)%
International sportsbook revenue	(2)%	+2%	(4)%	— %	(4)%
International iGaming revenue	+1%	(1)%	+2%	(1)%	+3%
International revenue	—%	+1%	(1)%	(1)%	—%

Group revenue	+2%	— %	+2%
US adjusted EBITDA	(94)%	— %	(94)%
International adjusted EBITDA	(14)%	— %	(14)%	(1)%	(13)%
Unallocated corporate overhead	—%	+2%	(2)%

Group adjusted EBITDA	(25)%	(1)%	(24)%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended September 30, 2026				Three months ended September 30, 2025
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	55	337	13	405	35	375	9	419
Less: Amortization of acquired intangibles	(25)	(197)	—	(222)	(4)	(231)	—	(235)

Adjusted depreciation and amortization[1]	30	140	13	183	31	144	9	184

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.